Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
WPT Enterprises, Inc.
Los Angeles, California
We consent to the incorporation by reference in the registration statements of WPT Enterprises, Inc. on Form S-8 (File No. 333-122573) of our reports dated February 6, 2006, included in this Annual Report on Form 10-K, on the financial statements of WPT Enterprises, Inc. as of January 1, 2006, and January 2, 2005, and for each of the three years ended January 1, 2006, January 2, 2005, and December 28, 2003, and on management’s assessment of and on the effectiveness of internal control over financial reporting as of January 1, 2006.

/s/ Piercy Bowler Taylor & Kern

Piercy, Bowler, Taylor & Kern, Certified Public Accountants
and Business Advisors a Professional Corporation
Las Vegas, Nevada
March 3, 2006